Exhibit 10.1

May 15, 2019

Dear Dottie,

The Cambrex management team enjoyed meeting with you throughout the interview process and I am delighted to extend an offer of employment to you to join Cambrex as Senior Vice President and Chief Human Resources Officer.  As we discussed, you will report to Shawn and me and receive an annual base salary of $375,000 per year.

You will also be eligible for a bonus award of 50% of your base salary for achievement at target performance, with up to 100% for achievement of maximum performance.  Please note that performance below the minimum target results in no bonus award. Bonus awards are subject to the approval of the Compensation Committee and are paid entirely in cash and distributed shortly after the finalization of the prior year’s financial results.  Cambrex employees must be actively employed on the date the bonus awards are paid in order to receive the bonus award.

Additionally, the Compensation Committee of the Board of Directors has approved a grant of 20,000 stock options.  The exercise price for these options will be set at the average of the high and the low daily trading prices of Cambrex stock on your first day of employment.  The options will vest 25% per year on the first, second, third, and fourth anniversary of the option award date.  This new hire stock option grant does not establish an annual entitlement for stock options.  Each year, the Cambrex Board of Directors determines the breadth and depth of participation in the stock option program.

You will be eligible to participate in our Basic Life Insurance, Supplemental Life Insurance, Accidental Death and Dismemberment, Comprehensive Health, Flexible Spending, and Long Term Disability plans, commencing on the first day of active employment.  Additionally, you will be eligible to participate in the Cambrex Savings Plan/401(k) commencing on the first of the month following 30 days of active service.  Cambrex will match the first 6% of your contributions (100% on the first 3% and 50% on the next 3%) that you contribute to the Savings Plan.  The Company match vests 20% on each anniversary of hire date and is fully vested after five years.

Should your employment with Cambrex be involuntarily terminated for reasons other than for cause, you will be entitled to receive a severance payment equal to your regular base salary for up to 12 months from your date of separation or until you find equivalent employment, if earlier.

You will be eligible for four (4) weeks of vacation.  In addition, Cambrex employees enjoy 12 holidays per year.

Commencement of work with Cambrex Corporation is contingent upon proof of eligibility of U.S. employment, a background check, completion of a pre-employment physical examination relating to the essential functions of the job and a drug screen, and the execution of a Confidentiality Agreement.  Further, this offer and any commencement of employment is conditioned upon Cambrex’s satisfaction, in its sole discretion, that there are no restrictive covenants or legal actions which may preclude your ability to join or continue to work at Cambrex.

I look forward to you joining Cambrex.  Please feel free to call me should you have any questions or if we can assist you in any way.

Sincerely,

Steven M. Klosk

President, Chief Executive Officer

Please indicate your acceptance of this arrangement by signing below and returning one copy of this letter to us.  If you want to scan and return electronically, please email it to me at steve.klosk@cambrex.com with a copy to samantha.hanley@cambrex.com.

Dorothy Brienza	Start Date